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                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                               PURSUANT TO 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 1)*

                                 GLOBALMEDIA.COM
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    37935A109
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------                                            -----------------
CUSIP No. 37935A109                   13G                      Page 2 of 5 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

                 CMGI, Inc.
--------------------------------------------------------------------------------
                                                                   (a)    [_]
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (b)    [_]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
                           5. SOLE VOTING POWER
                                   3,822,127 shares
   NUMBER OF            --------------------------------------------------------
    SHARES                 6. SHARED VOTING POWER
  BENEFICIALLY                     0 shares
   OWNED BY             --------------------------------------------------------
     EACH
   REPORTING               7. SOLE DISPOSITIVE POWER
    PERSON                         3,822,127 shares
     WITH               --------------------------------------------------------
                           8. SHARED DISPOSITIVE POWER
                                   0 Shares
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,822,127 shares
--------------------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [_]
10.        CERTAIN SHARES*
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    7.4%

--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

                    CO
--------------------------------------------------------------------------------


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     CUSIP NO. 37935A109                   13G                Page 3 of 5 pages

Item 1(a).  Name of Issuer:

       GlobalMedia.com

Item 1(b).  Address of Issuer's Principal Executive Offices:

       P.O. Box 2096, 349 W. Georgia, Vancouver, B.C. V6B 3T2

Item 2(a).  Name of Person Filing:

       CMGI, Inc.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

       CMGI, Inc.
       100 Brickstone Square, Andover, MA  01810

Item 2(c).  Citizenship:

       Delaware

Item 2(d).  Title of Class of Securities:

      Common Stock, $.001 par value

Item 2(e).  CUSIP Number:

      37935A109

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a: Not applicable.

(a)  [_]   Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)  [_]   Investment Company registered under Section 8 of the Investment
           Company Act.

(e)  [_]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)  [_]   An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F).

(g)  [_]   A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G).

(h)  [_]   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act.

(i)  [_]   A church plan that is excluded from the definition of an
           investment company under Section 3(c)(14) of the Investment Company Act.

(j)  [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).





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     CUSIP NO. 37935A109                   13G                Page 4 of 5 pages


Item 4.    Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         CMGI, Inc. beneficially owns 3,822,127 shares.

     (b) Percent of class:

         7.4%

     (c) Number of shares as to which such person has:

         (i) Sole power to vote or direct the vote:

             3,822,127 shares.

        (ii) Shared power to vote or direct the vote:

             0 shares.

       (iii) Sole power to dispose or to direct the disposition of:

             3,822,127 shares.

        (iv) Shared power to dispose or to direct the disposition of:

             0 shares.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company of Control Person.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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     CUSIP NO. 37935A109                   13G                Page 5 of 5 pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      CMGI, INC.


Dated:  February 14, 2002             /s/ George A. McMillan
                                      ------------------------------------------
                                      By: George A. McMillan
                                      Title:  Chief Financial Officer and
                                              Treasurer

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